Exhibit 10.1

TROPICANA ENTERTAINMENT INC.

PERFORMANCE INCENTIVE PLAN

ADOPTED: APRIL 4, 2016

APPROVED BY THE STOCKHOLDERS: MAY 12, 2016

1.         GENERAL

This Tropicana Entertainment Inc. Performance Incentive Plan (“Plan”) was adopted by the Board of Directors of Tropicana Entertainment Inc. (the “Company”) on April 4, 2016, subject to the approval by the stockholders of the Company at the 2016 annual meeting of the Company’s stockholders scheduled to occur on May 12, 2016.  If the Plan is not so approved by the Company’s stockholders, the provisions of the Plan will not go into effect and any conditional Awards that have been granted under the Plan conditioned on the receipt of such approval will become null and void.  The Plan is intended to permit the grant of Awards that are intended to qualify as “performance-based compensation” (within the meaning of Section 162(m) of the Code), which is not subject to the deduction limitation rules under Code Section 162(m), as well as Awards that are not intended to so qualify.  Capitalized terms used herein and not defined shall have the meaning ascribed to such terms on Appendix A hereto.

2.         ADMINISTRATION

The Plan shall be administered by the Plan Administrator.  Among other things, the Plan Administrator will have the authority to select participants in the Plan, to determine the applicable Performance Goals, Award amounts and other terms and conditions of Awards under the Plan. The Plan Administrator also will have the authority to establish and amend rules and regulations relating to the administration of the Plan and to authorize the adoption of sub-plans (including, without limitation, management incentive plans) pursuant to which Awards under the Plan may be issued. All decisions and determinations in connection with the Plan will be made by the Plan Administrator in its sole and absolute discretion and will be final and conclusive. The Plan Administrator will administer the Plan in a manner intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code, except in the case of Awards that are not intended to qualify as “performance-based compensation.”

The Plan Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan, including the power to approve Awards to employees (other than executive officers of the Company) that are not intended to be “performance-based compensation” (within the meaning of Code Section 162(m)).  Such delegation may be revoked at any time. All determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive on all persons, except to the extent that the Plan Administrator provides otherwise.

3.         ELIGIBILITY

The employees eligible to participate in the Plan with respect to an applicable Performance Period shall be executive officers and other employees of the Company and its Subsidiaries who are designated by the Plan Administrator in its sole and absolute discretion. No executive officer or other employee shall be automatically entitled to participate in the Plan and participation in the Plan for any Performance Period does not guarantee participation in the Plan in respect of any other Performance Period.  Any executive officer or other employee of the Company or any of its Subsidiaries designated by the Plan Administrator as a participant in the Plan with respect to any Performance Period shall be referred to herein as a “Participant.” An employee who is selected to participate in the Plan after the beginning of a Performance Period may be granted an Award under the Plan for such Performance Period on a ratable basis on such terms and conditions as determined by the Plan Administrator in its sole and absolute discretion.

4.         COMPLIANCE WITH SECTION 162(m)

In general, Awards under the Plan that are based on the attainment of one or more Performance Goals (as such term is defined in Section 5) based on the attainment of specified levels of one or more Performance Criteria during a Performance Period are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  However, Participants may receive Awards under the Plan based on the attainment of corporate or individual performance goals that are not based on one or more of the Performance Criteria and that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

5.         PERFORMANCE CRITERIA AND PERFORMANCE GOALS

Pursuant to the terms of the Plan, the Plan Administrator may establish in writing one or more objective performance goals (each, a “Performance Goal” and collectively, the “Performance Goals”) based on the attainment of specified levels of one or more Performance Criteria.  The Plan Administrator, in its sole and absolute discretion, shall determine the manner of calculating the specified Performance Goals selected for a Performance Period. With respect to a Performance Period, the Performance Goals may be established on a Company-wide basis or with respect to one or more of the Company’s business units, properties, divisions, Subsidiaries, Affiliates, or business segments, and may be measured in either absolute terms or relative to the performance of one or more comparable companies or a relevant index.

With respect to calculating the attainment of Performance Goals for a Performance Period, the Plan Administrator is authorized to incorporate provisions for disregarding (or adjusting for) any one or more of the following: changes in accounting rules, principles or methodology (or similar items); changes in applicable laws, rules or regulations; changes due to consolidations, acquisitions, divestitures or reorganizations affecting the Company and its Subsidiaries and Affiliates, or other similar changes in the Company’s business; asset write-downs; litigation, claims, judgments, or settlements; national macroeconomic conditions; any other extraordinary, unusual or non-recurring items (or similar items); and other similar type of events or circumstances, and if and only to the extent permitted under Section 162(m) of the Code with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  Notwithstanding the foregoing, the Plan Administrator may establish in writing corporate or individual performance goals that are not based on one or more of the Performance Criteria with respect to Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  With respect to each Award granted under the Plan, the Plan Administrator will establish the applicable Performance Period, over which the attainment of one or more Performance Goals (or, in the case of Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the attainment of corporate or individual performance goals that are not based on one or more of the Performance Criteria) will be measured for the purpose of determining a Participant’s entitlement to an Award under the Plan.

6.         TERMS OF AWARDS

With respect to each Performance Period, the Plan Administrator will establish the applicable Performance Goals for such Performance Period based on some or all of the Performance Criteria (or will establish corporate or individual performance goals that are not based on one or more of the Performance Criteria, in the case of Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code). With respect to Awards under the Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, prior to the earlier of (i) ninety (90) days following the commencement of the applicable Performance Period and (ii) the passage of twenty-five percent (25%) of the duration of such Performance Period and while the outcome is substantially uncertain, the Plan Administrator will establish in writing the Performance Goals for each Award to a Participant under the Plan and the threshold, target and maximum amounts of the Award, as applicable, that may be earned if the Performance Goals are achieved at the levels corresponding to such amounts. The Performance Goals (or corporate or individual performance goals that are not based on one or more of the Performance Criteria, in the case of Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code) established in respect of a Performance Period may differ from those established in respect of other Performance Periods and may differ for each Participant.

After the end of the applicable Performance Period, the Plan Administrator will certify in writing the extent to which the previously established Performance Goals (or, in the case of Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals) were achieved and will determine the amount of the Award, if any, that is payable to each Participant for such Performance Period. The Plan Administrator will have the sole and absolute discretion to determine that the actual amount paid with respect to a Participant’s Award will be equal to or less than (but not greater than) the maximum payout calculated on the basis of the level of achievement of the applicable Performance Goals (or, in the case of Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals) with respect to the Performance Period.

For a Performance Period that is equal to 12 months or less, the aggregate amount of compensation to be paid to any one Participant in respect of Annual Incentive Awards, and granted to such Participant in respect of any 12-month period, shall not exceed $5 million; provided, however, that with respect to any Annual Incentive Awards subject to a Performance Period shorter than 12 months, the foregoing Annual Incentive Awards limit shall be proportionately adjusted downward; and provided, further, that any Annual Incentive Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.  For a Performance Period that is longer than 12 months but not longer than 36 months, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance Awards, and granted to such Participant in respect of any 36-month period, shall not exceed $15 million; provided, however, that with respect to any Performance Awards subject to a Performance Period shorter than 36 months, the foregoing Performance Awards limit shall be proportionately adjusted downward; and provided, further, that any Performance Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.

No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.

7.         ALTERNATIVE METHOD

As an alternative to establishing and determining Awards pursuant to Section 6, the Plan Administrator may establish one or more Performance Goals for a Performance Period based on one or more of the Performance Criteria (each, a “Threshold Goal”). The Threshold Goal may be established on a Company-wide basis or with respect to one or more of the Company’s business units, properties, divisions, Subsidiaries, Affiliates or business segments, and may be measured either absolutely or relative to a designated group of comparable companies or a relevant index. The Threshold Goal must be established by the Plan Administrator in writing not later than ninety (90) days after the start of the Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed, provided that the outcome of the Threshold Goal is substantially uncertain at such time.

If the Threshold Goal is achieved, each Participant shall be eligible to earn a maximum Award (the “Maximum Award”), the amount of which will be established no later than the time when the Performance Goals applicable to the Performance Period are established. No Awards shall be earned or payable under the Plan unless the Threshold Goal is achieved. If the Threshold Goal is achieved, each Participant’s Maximum Award shall be subject to possible reduction by the Plan Administrator based on such factors as determined by the Plan Administrator, in its sole and absolute discretion, and the actual Award payable to a Participant under the Plan shall be the Maximum Award, or a portion thereof, based on the attainment of the specified Performance Goals and such additional factors as determined by the Plan Administrator, in its sole and absolute discretion.

8.         CONDITIONS TO THE RECEIPT OF PAYMENTS; DISBURSEMENTS

Awards, if any, under the Plan will be payable following the end of the applicable Performance Period. A Participant will become eligible to receive an Award or payment only under the following conditions: (i) the Participant must be actively employed for a minimum of three (3) consecutive calendar months during each fiscal year of the Company during the applicable Performance Period and working forty (40) or more hours per week during such Performance Period; (ii) the Participant must have returned to the Company an executed Confidentiality and Restricted Activity Agreement and acknowledged his or her understanding and acceptance of the Company’s policies consistent with the Company’s practices and procedures; (iii) the Participant must be actively employed and in good standing (and otherwise in compliance with the Company’s policies and procedures) on the scheduled date of payment; and (iv) the Participant must have agreed to be subject to all other terms, conditions, restrictions and/or requirements set forth in the Plan and any other documents or agreements governing the terms of such Participant’s Award(s).

As a condition of the receipt of an Award or payment under the Plan, the Participant will be required to certify (or will be deemed to have certified) at the time of receipt in a manner acceptable to the Company that the Participant (i) is in compliance with the terms and conditions of the Plan, (ii) has not violated any terms of the Confidentiality and Restricted Activity Agreement, and (iii) has not engaged in, and does not intend to engage in, any behavior that would result in a termination for Cause.

Payments, if any, under the Plan will be paid as soon as administratively feasible after the Plan Administrator certifies in writing the extent to which the Performance Goals (or, in the case of Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals that are not based on one or more of the Performance Criteria) were achieved for the applicable Performance Period and determines the amount of the Award, if any, payable to each Participant, unless otherwise provided by the Plan Administrator. All payments under the Plan will be subject to applicable tax withholding and other deductions. Notwithstanding the foregoing or anything herein to the contrary, the Plan Administrator may, in its sole and absolute discretion, award an amount less than the amount which otherwise would be payable pursuant to an Award under the Plan based on the level of attainment of the Performance Goals actually achieved. All payments in respect of Awards made under the Plan shall be made in cash.

9.         TERM OF THE PLAN

The Plan shall first apply to the Company’s 2016 fiscal year.  The Plan shall terminate with respect to such year and all subsequent fiscal years of the Company unless it is approved at the 2016 annual meeting of the Company’s stockholders. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 13 of the Plan.

10.       CLAWBACK/RECOVERY

All payments under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or as required under other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions on Awards granted under the Plan, which terms shall be set forth in the applicable plan document or agreements governing the terms of Awards granted in respect of any Performance Period under the Plan, as the Plan Administrator determines necessary or appropriate.

11.       SECTION 409A OF THE INTERNAL REVENUE CODE

Although the Company does not guarantee the particular tax treatment of any Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to any Award granted under the Plan that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “409A Covered Award”):

(i) a termination of employment shall not be deemed to have occurred for purposes of any provision of a 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Separation from Service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 11 shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.

(ii) whenever a payment under a 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.       UNFUNDED OBLIGATION

The Company’s obligations under the Plan will, in every case, be an unfunded and unsecured promise. A Participants’ rights as to any Award payments under the Plan shall be no greater than those of general, unsecured creditors of the Company. The Company will not be obligated to fund its financial obligations under the Plan.

13.       AMENDMENT AND TERMINATION

The Plan Administrator may amend, modify, suspend or terminate the Plan, in whole or in part, at any time and in any respect, including without limitation, the adoption of amendments deemed necessary in order to (i) comply with Section 162(m) of the Code or (ii) be exempt from Section 409A of the Code. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable as identified for any Performance Period or cause compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.

14.       TAXES.

Income, employment and any other applicable taxes will be withheld from any Award payments required under the Plan to the extent determined by the Company in accordance with applicable law.  In addition, in the sole and absolute discretion of the Company, any applicable employment taxes that are a liability of a Participant may be deducted from Awards and transmitted to the appropriate tax authority. A Participant who receives payment hereunder also will be issued a Form W-2 or other report as is required by law, and such report also will be filed with taxing authorities as is required by law.

15.       APPLICABLE LAW

The Plan and all rules and determinations made and taken pursuant hereto shall be governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

16.       MISCELLANEOUS

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

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APPENDIX A

DEFINED TERMS

(A)       “Affiliate” means each of the following: (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which  directly or indirectly controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company or one of its Affiliates; (iv) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (v) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Compensation Committee of the Board.

(B)       “Annual Incentive Award” means an annual incentive award (including, without limitation, a “Financial Award” or “Bonus” award under the Company’s annual Management Incentive Plan (which is a sub-plan of the Plan)) granted by the Plan Administrator to a Participant which covers a period of time equal to or less than twelve (12) months.

(C)       “Award” means an Annual Incentive Award or a Performance Award, in each case, subject to the terms of this Plan and any other applicable plan document or agreements governing the terms of Awards granted in respect of any Performance Period under the Plan.

(D)       “Board” means the Board of Directors of Tropicana Entertainment Inc.

(E)       “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

(F)        “Cause” means with respect to any Participant: (i) dishonesty detrimental to the best interests of the Company or any of its Affiliates; (ii) conduct of a Participant involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; (iii) willful disloyalty to the Company or the Board; (iv) refusal or failure of a Participant to obey the lawful directions of the Board or immediate superiors; (v) neglect of duties and responsibilities assigned to a Participant; (vi) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (vii) the violation, as determined by the Board based on opinion of counsel, by a Participant of any securities or employment laws or regulations; (viii) the use by a Participant of a controlled substance without a prescription or the use of alcohol, which impairs the Participant’s ability to carry out his or her duties and responsibilities; (ix) material violation by a Participant of the Company’s policies and procedures or any breach of any agreement between the Company and a Participant, including, without limitation, the Confidentiality and Restricted Activity Agreement; (x) willful misconduct or negligence resulting in a material economic harm to the Company; (xi) unauthorized contact with a prospective buyer or investor; (xii) refusal to execute the signature page of any Company policy requiring a signature indicating his/her agreement thereto; or (xiii) embezzlement and/or misappropriation of property of the Company or any of its Affiliates, or any act involving fraud with respect to the Company or any of its Affiliates.

(G)       “Change in Control” means (i) the consummation of any transaction (including, without limitation, any sale of stock, merger, consolidation or spinoff), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes that Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the voting securities of the Company (or, if applicable, its parent corporation or entity) or (ii) the acquisition by any Person, other than Carl Icahn or the Related Parties, of all or substantially all of the assets of Company; provided, however, that to the extent the definition of Change in Control is applicable to an Award that constitutes deferred compensation for purposes of Code Section 409A, the transaction or acquisition shall only constitute a Change in Control for purposes of such Award to the extent the transaction or acquisition would constitute a change in control under either (i) or (ii) and would also constitute a change in control event as defined in 26 C.F.R. 1.409A-3(i)(5)(i).

(H)       “Code” means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall be deemed to include references to any applicable regulations and interpretations thereunder and any successor or similar provision.

(I)        “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

(J)        “Person” means any natural person, corporation, limited liability company or other legal entity.

(K)       “Performance Award” means a long-term incentive award granted to a Participant which covers a period of time that is greater than twelve (12) months but not exceeding thirty-six (36) months.

(L)       “Performance Criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and/or measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to prior years’ results or to a designated comparison group, in each case as specified by the Plan Administrator: (i) earnings including operating income, net operating income, property net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, bonus accruals, corporate overhead, or extraordinary or special items or book value per share (which may exclude property tax credits, Casino Reinvestment Development Authority (CRDA) reimbursement credits, discontinued operations, reorganization, deal fees/costs or other nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) stock price performance; (xxii) improvement in or attainment of expense levels or working capital levels; (xxiii) operating portfolio metrics including leasing and tenant retention, or (xxiv) any combination of, or a specified increase in, any of the foregoing.

(M)      “Performance Period” means, with respect to an Annual Incentive Award, a period of time equal to or less than twelve (12) months and, with respect to a Performance Award, a period of time greater than twelve (12) months and not exceeding thirty-six (36) months.

(N)       “Plan Administrator” means the Compensation Committee of the Board or a sub-committee thereof, in either case consisting solely of two or more outside directors of the Company who satisfy the requirements of Code Section 162(m).

(O)       “Related Parties”  shall mean (i) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (ii) any estate of Carl Icahn or of any Person referred to in clause (i); (iii) any Person who receives a bequest from or beneficial interest in any estate under clause (ii) to the extent of such interest; (iv) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any Person under clauses (i), (ii) or (iii) to the extent of such interest; (v) any Person directly or indirectly owned or controlled by Carl Icahn or any other Person or Persons identified in clauses (i), (ii) (iii) or (iv); and (vi) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any Person identified in clauses (i), (ii) or (iii) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such Person’s will.

(P)        “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.